Exhibit 15.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement (No. 333-271270) on Form S-8 of our reports dated March 5, 2026, with respect to the consolidated financial statements of Fidelis Insurance Holdings Limited and the effectiveness of internal control over financial reporting.

/s/ KPMG Audit Limited
Hamilton, Bermuda
March 5, 2026